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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b).
                               (Amendment No. 5)*


                             UNIHOLDING CORPORAITON
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    904761202
          ----------------------------------------------------------
                                 (CUSIP Number)


                                January 26, 2001
          ----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

______________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 2 of  Pages 7
-------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Morgan Stanley Dean Witter & Co.
     IRS# 39-314-5972
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
     N/A
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                       950
          SHARES             --------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
           EACH                          0
         REPORTING           --------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH:
                                         950
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                         0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BE BENEFICIALLY OWNED BY EACH REPORTING PERSON

     950
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .046%
     (This percentage is based on 2,069,848 shares reported in the most recent Form 10-K filed by UniHolding Corporation for the fiscal year ended 5/31/99; filed on 2/7/00)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, HC
-------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 3 of  Pages 7
-------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Morgan Stanley & Co. Incorporated
     IRS# 13-265-5996
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
     N/A
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                       950
          SHARES             --------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
           EACH                          0
         REPORTING           --------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH:
                                         950
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                         0
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BE BENEFICIALLY OWNED BY EACH REPORTING PERSON

     950
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .046%
     (This percentage is based on 2,069,848 shares reported in the most recent Form 10-K filed by UniHolding Corporation for the fiscal year ended 5/31/99; filed on 2/7/00)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     BD
-------------------------------------------------------------------------------

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 4 of  Pages 7
-------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:
---------         --------------

                  UniHolding Corporation

      (b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  96 Spring Street
                  8th floor
                  New York, NY 10012

Item 2(a)         Name of Persons Filing:
---------         ----------------------

                  (a) Morgan Stanley Dean Witter & Co.
                  (b) Morgan Stanley & Co. Incorporated

      (b)         Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------

                  (a) 1585 Broadway
                      New York, New York 10036
                  (b) 1585 Broadway
                      New York, New York 10036

      (c)         Citizenship:
                  -----------

                  Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

      (d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock

      (e)         CUSIP Number:
                  ------------

                  904761202

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) Morgan Stanley Dean Witter & Co. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

(b) Morgan Stanley Dean Witter & Co. is (g) a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(c) Morgan Stanley & Co. Incorporated is (a) a broker or dealer registered under
    Section 15 of the Exchange Act.


(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 5 of  Pages 7
-------------------------------------------------------------------------------

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]



Item 4.           Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)  Amount beneficially owned:     950 shares of Common Stock

     (b) Percent of class: .046% (Based on the 2,069,848 shares reported in the most recent Form 10-K for the fiscal year ended 5/31/99; filed on 2/7/00)

     (c)  Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote:  950

          (ii)  Shared power to vote or to direct the vote:  0

         (iii)  Sole power to dispose or to direct the disposition of:  950

          (iv)  Shared power to dispose or to direct the disposition of:  0


Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8.   Identification and Classification of Members of the Group.

     N/A

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 6 of  Pages 7
-------------------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

     N/A

Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 12, 2001
                                       ----------------------------------------
                                                       (Date)
                                         /s/ Dennine Bullard
                                       ----------------------------------------
                                                     (Signature)
                                        Vice President Morgan Stanley & Co. Inc.
                                       ----------------------------------------
                                                    (Name/Title)

                                          MORGAN STANLEY DEAN WITTER & CO.




                                         February 12, 2001
                                       ----------------------------------------
                                                       (Date)
                                         /s/ Dennine Bullard
                                       ----------------------------------------
                                                     (Signature)
                                        Vice President Morgan Stanley & Co. Inc.
                                       ----------------------------------------
                                                    (Name/Title)

                                          MORGAN STANLEY & CO. INCORPORATED


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be

                                 SCHEDULE 13G
CUSIP No. 904761202                                          Page 7 of  Pages 7
-------------------------------------------------------------------------------

incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).






                               INDEX TO EXHIBITS                        PAGE
                               -----------------                        ----

EXHIBIT 1 Secretary's Certificate Authorizing Dennine Bullard to Sign on Behalf of Morgan Stanley Dean Witter & Co.